Exhibit 99
Wendy’s Announces Strong 2007 Second-Quarter Results
Income from continuing operations increased 214.8% to $29.3 million, up from $9.3 million a year ago
Diluted EPS from continuing operations were $0.33, compared to $0.08 a year ago
Total EBITDA from continuing operations increased 90.2% to $84.7 million, up from $44.5 million a year ago
Wendy’s U.S. company-operated restaurant EBITDA margins increased 100 basis points
          DUBLIN, Ohio (July 26, 2007) – Wendy’s International, Inc. (NYSE: WEN) today announced its financial results for the second quarter of 2007.
          The Company reported income from continuing operations of $29.3 million and diluted earnings per share of $0.33 in the second quarter of 2007, compared to $9.3 million and $0.08 per share in the second quarter of 2006.
          Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations were $84.7 million in the second quarter of 2007, up from $44.5 million in the second quarter of 2006. Excluding pension settlement charges, expenses related to the Board’s Special Committee and restructuring charges, second quarter 2007 EBITDA would have been $95.3 million. (See: “Disclosure regarding non-GAAP financial measures” below).
          “We delivered significantly improved results versus a year ago,” said Chief Executive Officer and President Kerrii Anderson. “Our income and EBITDA results are encouraging and store operating margins continue to expand as we execute our strategic plan.”
Second Quarter Highlights
•	Average same-store sales were up 0.7% for U.S. company-operated restaurants and 0.4% for U.S. franchise restaurants. Wendy’s® has now produced 13 consecutive months of positive same-store sales.

•	The Company and its franchisees opened a total of 39 new Wendy’s restaurants during the second quarter of 2007. The openings consisted of 9 company-operated restaurants and 30 franchised restaurants. The total number of systemwide Wendy’s restaurants at the end of the second quarter in 2007 was lower at 6,661, compared to 6,673 at year-end 2006 and 6,743 at the end of the second quarter in 2006, reflecting closures of underperforming restaurants.

•	Total revenues were $632.9 million in the second quarter of 2007, down 0.2% compared to $634.1 million in the second quarter of 2006.

•	Company-operated restaurant EBITDA margins were 11.8% in the second quarter of 2007, compared to 11.2% one year ago. This includes U.S., Canada and International operations. U.S. company-operated restaurant EBITDA margins improved 100 basis points to 12.1% in the second quarter of 2007, compared to 11.1% in the second quarter of 2006.

•	Pretax income from continuing operations was $47.4 million in the second quarter of 2007, compared to pretax income from continuing operations of $14.8 million in the second quarter of 2006. Net income increased to $29.2 million in the second quarter of 2007, compared to a loss of $29.1 million in the second quarter of 2006.
          “We are revitalizing the Wendy’s brand with innovative product introductions, a new advertising campaign and improving operations,” said Anderson. “Our U.S. company-operated restaurant EBITDA margin improvement was the result of strategic initiatives we began implementing this year – an effective menu management strategy and more efficient operations. We believe that price increases, which are impacting transactions in the short term, will position us to produce profit expansion in the longer term. We have good momentum in the business as we focus on improving profits in every restaurant in the Wendy’s system.”
Wendy’s featuring innovative, high-quality products and “That’s Right.™”campaign
          In the second quarter, Wendy’s rolled out several new menu offerings, including its Steakhouse Double-Melt cheeseburgers in April, its Frosty™ Float and 99-cent Buffalo Crispy Chicken sandwich in May, and its new $1.99 Triple Stack cheeseburger in June.
          In May, the Company announced its new coffee: Wendy’s Custom Bean™ — a proprietary blend of Folgers Gourmet Selections™. In July, Wendy’s began promoting the Baconator™, its new hot, juicy hamburger featuring a half pound of fresh, never frozen, beef, six strips of hickory smoked bacon, American cheese, ketchup and mayonnaise.
          During the quarter, Wendy’s launched its new “That’s Right” advertising campaign which highlights Wendy’s fresh, never frozen, beef.
          “We are very encouraged by the positive consumer reaction to our new ‘That’s Right’ advertising campaign, and we’re stepping up the creative use of our ‘Red Wig’ icon in our marketing efforts – TV advertising, on-line, in-store and more,” said Wendy’s Chief Marketing Officer Ian Rowden. “After only six weeks, national consumer research shows more than half of the respondents can play back the ‘I deserve a hot, juicy burger’ line from our advertising campaign and immediately associate the ‘Red Wig’ with Wendy’s. This is a key reason our core hamburger business is growing.”
          In addition, Wendy’s raised $1.2 million for the Dave Thomas Foundation for Adoption in connection with its Father’s Day Frosty Weekend promotion.
          The Company reiterated that it is on track with its breakfast expansion and expects to offer its new breakfast menu in more than 650 Wendy’s restaurants by the end of August 2007 as it expands into additional markets.
Second Quarter Financial and Income Statement Information
          Wendy’s completed its spinoff of Tim Hortons® in the third quarter of 2006 and completed the sale of Baja Fresh® Mexican Grill during the fourth quarter of 2006. During the second quarter of 2007, the Company also entered into a definitive agreement to sell Cafe Express. Accordingly, the after-tax operating results of Tim Hortons, Baja Fresh and Cafe Express appear in the “Discontinued Operations” line on the income statement.
          The Company’s second-quarter 2007 reported results from continuing operations include the impact of:
•	Sales – $558.3 million in the second quarter of 2007, compared to $557.8 million in the second quarter of 2006. Sales are up slightly due to positive same-store sales, but Wendy’s had 31 fewer company-operated restaurants open at the end of the second quarter of 2007 compared to the same quarter a year ago.

•	Franchise revenues – $74.6 million in the second quarter of 2007, compared to $76.3 million in the second quarter of 2006. The year-over-year decrease is due primarily to fewer open franchise restaurants compared to 2006.

•	Cost of sales – $337.2 million in the second quarter of 2007, compared to $345.8 million in the second quarter of 2006, a 160 basis point improvement as a percentage of sales. The year-over-year improvement is due primarily to higher menu pricing tied to the Company’s market-based pricing strategy and improved product mix.

•	Company restaurant operating costs – $152.4 million, or 27.3% of sales, in the second quarter of 2007, compared to $147.6 million, or 26.5% of sales, in the second quarter of 2006. The year-over-year dollar increase is due primarily to higher insurance charges offset by other cost savings.

•	Operating costs – $4.9 million in the second quarter of 2007, compared to $14.4 million in the second quarter of 2006. The year-over-year improvement is due primarily to $10 million in incremental pretax advertising expense in the second quarter of 2006 that did not recur in 2007.

•	General and administrative expense – $51.4 million, or 8.1% of revenue, in the second quarter of 2007, compared to $52.4 million, or 8.3% of revenue, in the second quarter of 2006. The year-over-year improvement is due primarily to a reduction in salaries and benefits as a result of the elimination of positions in 2006, partially offset by higher stock compensation, consulting fees, professional services expenses and additional breakfast advertising expense.

•	Restructuring and Special Committee related charges – $10.6 million in the second quarter of 2007 includes $5.5 million in pension settlement charges and $4.7 million in expenses related to the Board’s Special Committee. The non-cash pension plan settlement charges in the quarter of $5.5 million represent a portion of the up to $60 million in pension settlement charges disclosed in the Company’s previous SEC filings and press releases. Of the non-cash $5.5 million in pension settlement charges, $4.0 million consists of a non-cash adjustment identified in the second quarter of 2007 that relates to the first quarter 2007. The $29.0 million in expense in 2006 is comprised of restructuring costs, which included voluntary early retirement costs, severance expenses and consulting fees.

•	Other expense/income – $8.0 million of income in the second quarter of 2007 includes $4.5 million in insurance reimbursements for Hurricane Katrina claims and $2.7 million in income from the Company’s 50/50 joint venture with Tim Hortons. In 2007 the joint venture is accounted for under the equity method. Prior to the spin-off of Tim Hortons, the joint venture was fully consolidated.

•	Interest – The $2.1 million increase in interest expense in the second quarter 2007 is primarily due to the sale of approximately 40% of the U.S. royalty stream for a 14-month period entered into in the fourth quarter of 2006 that was recorded as debt. The $8.4 million decrease in interest income reflects a reduction in cash balances as a result of the completion of a modified “Dutch Auction” tender offer in the fourth quarter of 2006, using approximately $800 million, and the completion of an accelerated share repurchase in the first quarter of 2007 for approximately $280 million.

•	Taxes – The Company’s effective tax rate was 38.2% in the second quarter of 2007, compared to 37.0% in the second quarter of 2006.

•	Shares outstanding – A lower share count of 88.3 million average shares in the second quarter of 2007, compared to 117.8 million average shares in the second quarter of 2006. The Company repurchased 22.4 million shares in a modified “Dutch Auction” tender offer in the fourth quarter of 2006, and repurchased 9.0 million shares in an accelerated share repurchase in the first quarter of 2007.

•	Joint venture with Tim Hortons – As a result of its 2006 spinoff of Tim Hortons, the Company, in accordance with generally accepted accounting principles (GAAP), now accounts for its 50% share of the restaurant real estate joint venture with Tim Hortons (Wendy’s and Tim Hortons’ combination units) under the equity method of accounting, rather than consolidating the results of the joint venture in the Company’s financial statements. Without this change, company-operated restaurant EBITDA margins would have been 12.1% during the second quarter of 2007. This change in accounting for the Company’s joint venture with Tim Hortons resulted in an overall reduction to second-quarter 2007 operating income of $2.2 million compared to the second quarter 2006.
Company Reiterates Revised Outlook for 2007
          On June 18 the Company announced its revised 2007 outlook for EBITDA and diluted earnings per share (EPS) from continuing operations.
          The Company’s range for EBITDA is $295-315 million, which is a 33-42% increase over 2006 adjusted EBITDA from continuing operations of $221 million. The Company’s range for EPS is $1.09-1.23 per share.
          The primary reasons the Company lowered its outlook were lower-than-planned same-store sales and higher-than-expected commodity costs. The outlook excludes expenses related to the Board’s Special Committee activities ($4.7 million of these expenses were recorded in the second quarter of 2007), up to $60 million in pension settlement costs that the Company noted in February ($5.5 million of these costs were recorded in the second quarter of 2007, and more are expected in the second half of the year), and any potential restructuring charges.
          As stated in the June 18 press release, in view of the strategic review process now under way, the Company has suspended its previous earnings guidance for 2008 and 2009. Management does not plan to provide additional details on its earnings guidance or to update it.
Board approves 118th consecutive dividend
          The Board of Directors approved a quarterly dividend of 12.5 cents per share, payable August 20 to shareholders of record as of August 6. The dividend payment will represent the Company’s 118th consecutive dividend.
Company plans second-quarter conference call for July 26
          The Company will hold a conference call and webcast to discuss the Company’s second quarter results at 4 p.m. ET today. The dial-in number is (877) 572-6014 (U.S. and Canada) or (706) 679-4852 (International).
          A simultaneous webcast of the conference call will also be available at www.wendys-invest.com. The call will also be archived at that site.
Disclosure regarding non-GAAP financial measures
          EBITDA is used by management as a performance measure for benchmarking against its peers and competitors. The Company believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in the restaurant industry. EBITDA is not a recognized term under GAAP. The Company also uses adjusted EBITDA, which accounts for certain items unrelated to ongoing operations, as an internal measure of business operating performance. Management believes adjusted EBITDA provides a meaningful perspective of the underlying operating performance of the business.
          Company EBITDA margins from continuing operations consist of operating income plus depreciation and amortization divided by revenue. Company-operated restaurant EBITDA margins consist of sales from company-operated restaurants minus cost of sales from company-operated restaurants minus company restaurant operating costs divided by sales from company-operated restaurants.
The following is a reconciliation of 2007 estimated operating income to 2007 estimated EBITDA used to arrive at the Company’s revised 2007 earnings outlook previously announced. As previously announced, the following estimated amounts exclude expenses related to the

Board’s Special Committee activities, up to $60 million in pension settlement costs, and any potential restructuring charges.

2007 estimated operating income:	$ 186 million to $206 million
2007 estimated depreciation and amortization:	$ 109 million

2007 estimated EBITDA from continuing ops:	$ 295 million to $315 million
The following is a reconciliation of 2007 second-quarter operating income to 2007 second quarter EBITDA and adjusted EBITDA on a basis consistent with the Company’s above revised full year 2007 outlook:

2007 2Q operating income:	$ 55.7 million
2007 2Q depreciation and amortization:	$ 29.0 million

2007 2Q EBITDA from continuing ops:	$ 84.7 million
2007 Special Committee expense:	$ 4.7 million
2007 pension settlement charges:	$ 5.5 million
2007 restructuring costs:	$ .4 million

2007 2Q adjusted EBITDA from continuing ops:	$ 95.3 million
The following is a reconciliation of 2007 year-to-date operating income to 2007 year-to-date EBITDA and adjusted EBITDA on a basis consistent with the Company’s above revised full year 2007 outlook:

2007 YTD operating income:	$ 84.3 million
2007 YTD depreciation and amortization:	$ 57.4 million

2007 YTD EBITDA from continuing ops:	$141.7 million
2007 YTD Special Committee expense:	$ 4.7 million
2007 YTD pension settlement charges:	$ 5.5 million
2007 YTD restructuring costs:	$ 1.4 million

2007 YTD adjusted EBITDA from continuing ops:	$153.3 million
Below is a reconciliation of 2006 reported operating income to 2006 EBITDA and 2006 adjusted EBITDA:

2006 reported operating income:	$ 40.3 million
2006 depreciation and amortization:	$123.7 million

2006 EBITDA from continuing ops:	$164.0 million
2006 restructuring charges:	$ 38.9 million
2006 incremental advertising expense:	$ 25.0 million
2006 joint venture impact[1]:	$ (7.2 million)

2006 adjusted EBITDA from continuing ops:	$220.7 million
The following is a reconciliation of 2006 second quarter operating income to 2006 second quarter EBITDA:

2006 2Q operating income:	$ 12.6 million
2006 2Q depreciation and amortization:	$ 31.9 million

2006 2Q EBITDA:	$ 44.5 million

1   After the spinoff of Tim Hortons, the joint venture with Tim Hortons is no longer consolidated in the Company’s financial statements and Wendy’s 50% share of the joint venture income is included in Other (income) expense, net as an equity investment in accordance with GAAP.

Wendy’s International, Inc. overview
          Wendy’s International, Inc. is one of the world’s largest and most successful restaurant operating and franchising companies.
          Wendy’s recently received brand, food and operations accolades from:
•	Zagat Survey®, a leading global provider of consumer survey content, which recently named Wendy’s as having the best hamburgers in the quick-service restaurant industry. In addition, Wendy’s ranked first among quick-service “mega-chains” (i.e., those with at least 5,000 outlets) for food, facilities and popularity.

•	This year’s American Customer Satisfaction Index (ACSI) survey, produced by the University of Michigan’s Stephen M. Ross Business School, ranked Wendy’s in the top spot for customer satisfaction in the “limited service restaurants” category.

•	QSR® Magazine’s 2007 Consumer Survey recently rated Wendy’s as consumers’ favorite quick-service restaurant (QSR) for the second-straight year.
More information about the Company is available at www.wendys-invest.com.
INVESTOR CONTACTS:
John Barker (614) 764-3044 or john_barker@wendys.com
Marsha Gordon (614) 764-3019 or marsha_gordon@wendys.com
Kim Messner (614) 764-6796 or kim_messner@wendys.com
MEDIA CONTACT:
Denny Lynch: (614) 764-3553 or denny_lynch@wendys.com

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	(Unaudited)
	Second Quarter Ended
	7/1/2007	7/2/2006	$ Change	% Change
REVENUES
Sales	$558,312	$557,771	$541	0.1%
Franchise revenues	74,600	76,342	(1,742)	-2.3%

TOTAL REVENUES	632,912	634,113	(1,201)	-0.2%

COSTS & EXPENSES
Cost of sales	337,177	345,803	(8,626)	-2.5%
Company restaurant operating costs	152,405	147,613	4,792	3.2%
Operating costs	4,852	14,363	(9,511)	-66.2%
Depreciation of property & equipment	28,749	31,575	(2,826)	-9.0%
General & administrative expenses	51,391	52,438	(1,047)	-2.0%
Restructuring and special committee related charges	10,605	28,998	(18,393)	-63.4%
Other expense (income), net	(8,011)	702	(8,713)	n/m

TOTAL COSTS & EXPENSES	577,168	621,492	(44,324)	-7.1%

OPERATING INCOME	55,744	12,621	43,123	n/m

Interest expense	(10,898)	(8,848)	(2,050)	-23.2%
Interest income	2,551	10,989	(8,438)	-76.8%

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	47,397	14,762	32,635	n/m

INCOME TAXES	18,115	5,460	12,655	n/m

INCOME from continuing operations	$29,282	$9,302	$19,980	n/m

LOSS from discontinued operations	($49)	($38,417)	$38,368	n/m

NET INCOME (LOSS)	$29,233	($29,115)	$58,348

Diluted earnings per common share from continuing operations	$0.33	$0.08	$0.25

Diluted (loss) per common share from discontinued operations	($0.00)	($0.33)	$0.33

Total diluted earnings (loss) per common share	$0.33	($0.25)	$0.58

Diluted shares	88,316	117,768

n/m — not meaningful

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	(Unaudited)
	Year-to-Date Ended
	7/1/2007	7/2/2006	$ Change	% Change
REVENUES
Sales	$1,081,256	$1,071,206	$10,050	0.9%
Franchise revenues	141,820	141,585	235	0.2%

TOTAL REVENUES	1,223,076	1,212,791	10,285	0.8%

COSTS & EXPENSES
Cost of sales	661,238	675,527	(14,289)	-2.1%
Company restaurant operating costs	304,793	297,530	7,263	2.4%
Operating costs	8,787	34,174	(25,387)	-74.3%
Depreciation of property & equipment	56,801	62,684	(5,883)	-9.4%
General & administrative expenses	102,213	107,735	(5,522)	-5.1%
Restructuring and special committee related charges	11,636	28,998	(17,362)	-59.9%
Other expense (income), net	(6,693)	(5,900)	(793)	13.4%

TOTAL COSTS & EXPENSES	1,138,775	1,200,748	(61,973)	-5.2%

OPERATING INCOME	84,301	12,043	72,258	n/m

Interest expense	(23,105)	(17,881)	(5,224)	-29.2%
Interest income	7,967	13,022	(5,055)	-38.8%

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	69,163	7,184	61,979	n/m

INCOME TAXES	25,400	3,779	21,621	n/m

INCOME from continuing operations	$43,763	$3,405	$40,358	n/m

INCOME from discontinued operations	$157	$18,712	($18,555)	-99.2%

NET INCOME	$43,920	$22,117	$21,803

Diluted earnings per common share from continuing operations	$0.48	$0.03	$0.45

Diluted earnings per common share from discontinued operations	$0.00	$0.16	($0.16)

Total diluted earnings per common share	$0.48	$0.19	$0.29

Diluted shares	92,011	117,082

n/m — not meaningful

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	July 1,	December 31,
	2007	2006
	(Unaudited)
	(Dollars in thousands)
ASSETS

Current assets
Cash and cash equivalents	$216,092	$457,614
Accounts receivable, net	83,496	84,841
Deferred income taxes	18,728	29,651
Inventories and other	30,508	30,252
Advertising fund restricted assets	63,207	36,207
Assets held for disposition	12,233	15,455
Current assets of discontinued operations	3,291	2,712

	427,555	656,732

Property and equipment	2,047,646	2,024,715
Accumulated depreciation	(837,540)	(798,387)

	1,210,106	1,226,328

Goodwill	85,629	85,353

Deferred income taxes	5,370	4,316

Intangible assets, net	3,288	3,855

Other assets	84,107	82,738

Non current assets of discontinued operations	1,185	1,025

	$1,817,240	$2,060,347

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	July 1,	December 31,
	2007	2006
	(Unaudited)
	(Dollars in thousands)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$83,604	$93,465
Accrued expenses:
Salaries and wages	31,487	47,329
Taxes	30,966	46,138
Insurance	61,142	57,353
Other	43,536	32,199
Advertising fund restricted liabilities	63,207	28,568
Current portion of long-term obligations	67,096	87,396
Current liabilities of discontinued operations	2,139	2,218

	383,177	394,666

Long-term obligations
Term debt	521,262	537,139
Capital leases	19,046	18,963

	540,308	556,102

Deferred income taxes	37,920	30,220
Other long-term liabilities	88,006	66,163
Non current liabilities of discontinued operations	1,415	1,519

Commitments and contingencies

Shareholders’ equity
Preferred stock, Authorized: 250,000 shares Common stock, $.10 stated value per share, Authorized: 200,000,000 shares, Issued:130,180,000 and 129,548,000 shares, respectively	13,018	12,955
Capital in excess of stated value	1,103,828	1,089,825
Retained earnings	1,266,124	1,241,489
Accumulated other comprehensive income (expense):
Cumulative translation adjustments and other	18,773	9,100
Pension liability	(18,151)	(22,546)

	2,383,592	2,330,823

Treasury stock, at cost:
42,844,000 and 33,844,000 shares, respectively	(1,617,178)	(1,319,146)

	766,414	1,011,677

	$1,817,240	$2,060,347

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
SYSTEMWIDE RESTAURANTS

			Increase/		Increase/
	As of	As of	(Decrease)	As of	(Decrease)
	July 1, 2007	April 2, 2007	From Prior Quarter	July 2, 2006	From Prior Year
Wendy’s
U.S.
Company	1,297	1,308	(11)	1,322	(25)
Franchise	4,661	4,641	20	4,693	(32)

	5,958	5,949	9	6,015	(57)

Canada
Company	145	145	0	148	(3)
Franchise	231	231	0	233	(2)

	376	376	0	381	(5)

Other International
Company	2	2	0	5	(3)
Franchise	325	331	(6)	342	(17)

	327	333	(6)	347	(20)

Total Wendy’s
Company	1,444	1,455	(11)	1,475	(31)
Franchise	5,217	5,203	14	5,268	(51)

	6,661	6,658	3	6,743	(82)

WENDY’S INTERNATIONAL, INC.
Income Statement Definitions

Sales	Includes sales from company operated restaurants. Also included are sales of kids’ meal toys and the sales to franchisees from Wendy’s bun baking facilities.

Franchise Revenues	Consists primarily of royalties, rental income, gains from the sales of properties to franchisees and franchise fees. Franchise fees include charges for various costs and expenses related to establishing a franchisee’s business.

Cost of Sales	Includes food, paper and labor costs for restaurants. Also included are the cost of kids’ meal toys and cost of goods sold to franchisees from Wendy’s bun baking facilities.

Company Restaurant Operating Costs	Consists of all costs necessary to manage and operate restaurants, except cost of sales and depreciation. These include advertising, insurance, maintenance, rent, etc., as well as support costs for personnel directly related to restaurant operations.

Operating Costs	Includes rent expense related to properties leased to franchisees and costs to operate and maintain Wendy’s bun baking facilities.

General and Administrative Expenses	Costs that cannot be directly related to generating revenue.

Restructuring and Special Committee Related Charges	Includes restructuring costs and costs related to the Special Committee of the Board of Directors, which was formed to explore strategic alternatives for the Company.

Other Income and Expense	Includes expenses (income) that are not directly derived from the Company’s primary businesses. This includes income from the Company’s investments in joint ventures and other minority investments. Expenses include store closures, other asset write-offs, and sales of properties to non-franchisees.

Income from Discontinued Operations	Reflects net income from Tim Hortons Inc., Baja Fresh and Cafe Express.

WENDY’S INTERNATIONAL, INC.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995
The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.
Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:
Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.
Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.
Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.
Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship. The Company’s financial results could also be affected by changes in applicable accounting rules.
Growth Plans. The Company plans to increase the number of systemwide restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.
The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.
International Operations. The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.
Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.
Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.
Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.